EXHIBIT 99.1

For more information contact:	January 15, 2003

Investors:	Media:
Glenda Allred (334) 240-5064	Bob Howell (334) 240-5025
Flake Oakley (334) 240-5061

COLONIAL BANCGROUP ANNOUNCES RECORD EARNINGS AND DIVIDEND INCREASE

MONTGOMERY, AL — The Colonial BancGroup, Inc. Chairman and CEO, Robert E. Lowder, announced today record results for the year ended December 31, 2002. Record income from continuing operations for the year was $140,871,000 compared to $122,716,000 for the year ended December 31, 2001, a 15% increase. Earnings per share for the year ended 2002 were $1.17, a 10% increase over the $1.06 for the previous year. It was also announced that at today’s board of directors meeting the board voted to increase the quarterly dividend to shareholders from the $0.13 per share paid in 2002 to $0.14 for 2003, an 8% increase.

Net income for the year, including an $846,000 loss from discontinued operations related to the Company’s exit of the mortgage servicing business in 2000, was $140,025,000 compared to net income for 2001 of $122,103,000, an increase of 15%.

Net income for 2001 includes a net loss of $613,000 from the discontinued mortgage operations.

Income from continuing operations for the fourth quarter 2002 was $34,802,000 compared to income of $31,920,000 for the fourth quarter 2001, an increase of 9%. Earnings per share from continuing operations were $0.28 per share in the fourth quarter 2002 compared to $0.28 per share in the fourth quarter 2001. Operating earnings per share were $0.28 in the fourth quarter of 2002 compared to $0.30 in 2001. Operating earnings for the fourth quarter exclude approximately $317,000 in after tax merger related expenses in 2002 and $2.6 million in similar expenses in 2001.

Loan growth remained solid in the fourth quarter with total loans increasing $496 million, or 18% annualized, from September 30, 2002 to December 31, 2002. The Company’s mortgage warehouse unit contributed $308 million to the total increase. The remaining $188 million represents a $236 million increase, or 12% annualized, through the Company’s regional banking offices and a $48 million decrease in residential mortgage loans. The increase in loans within the mortgage warehouse unit as well as a $192 million increase in mortgage loans held for sale are primarily attributable to the current refinance boom in the residential mortgage market.

In these uncertain economic times, Colonial has remained committed to credit quality and has weathered this period with relatively few negative effects as evidenced industry measurements. Total non-performing assets for the year ended December 31, 2002 were 0.78% of loans and other real estate owned compared to 0.64% for the same period of the prior year. Net charge-offs for the year 2002 were 0.29% of average loans as compared to 0.28% for 2001. Colonial believes these results will again compare favorably to our peers.

During the fourth quarter 2002 total non-performing assets rose approximately $13 million resulting in an increase in the non-performing asset ratio from 0.70% at September 30, 2002 to 0.78% at December 31, 2002. This increase was primarily due to the addition of one credit to non-accrual status in the amount of $18.9 million. The loan is secured by prime real-estate and the Company’s loan-to-value position is low at approximately 30%. Therefore, no loss on this credit is anticipated. If this loan were not included, total non-performing assets would have declined by $5.8 million during the fourth quarter 2002. Colonial’s strong asset quality is further evidenced by a total past due percentage at December 31, 2002 of only 1.16%, down from 1.28% at September 30, 2002. The net charge-off ratio for the fourth quarter was 0.44% compared to 0.34% for the fourth quarter of 2001.

The Company experienced deposit growth of 12% for the year ended 2002 as compared to the previous year. Deposits, including acquisitions, grew $997 million during 2002 and grew $379 million without the impact of acquisitions. Additionally, non-time retail deposits, including acquisitions, at December 31, 2002 were $4.9 billion compared to $4.0 billion at December 31, 2001, an increase of 23%. Total deposits, increased during the fourth quarter 2002 from $9.2 billion at September 30, 2002 to $9.3 billion at December 31, 2002.

Total noninterest income, including gains on the sale of investments, for the year ended December 31, 2002 was $102,332,000 compared to $93,709,000 for the year ended December 31, 2001, an increase of 9%. Excluding gains on the sale of investments, the increase was $11.6 million, or 14%. Most of this increase was attributable to mortgage origination income, which was up 69% for the year, and financial planning services which increased 27% during 2002. For the quarter ended December 31, 2002, total noninterest income grew 15%, or $4 million, over the previous quarter. Excluding gains on the sales of investments noninterest income for the fourth quarter 2002 increased $896,000, or 14% annualized, compared to the third quarter of 2002 and $2.8 million, or 12%, compared to the fourth quarter of 2001.

Noninterest expense for the year ended December 31, 2002, as a percentage of average assets, was 2.26% as compared to 2.23% for the prior year. Noninterest expense was $85.5 million for the three months ended December 31, 2002 compared to $74.6 million for the fourth quarter of 2001. The increase over prior year fourth quarter reflects costs of newly acquired banking operations primarily in Dallas, Tampa and Palm Beach. Excluding merger related expenses, intangible amortization and expenses of these acquired locations, noninterest expenses were $76.2million for 2002 compared to $70.3 in 2001, an 8% increase. The increase in expenses reflects the Company’s emphasis on building for the future by making investments in retail banking and information technology along with our expansion efforts in growth markets.

As indicated in previous SEC filings, the 50 basis point reduction in the Fed Funds rate by the Federal Reserve on November 6, 2002 affected Colonial’s net interest margin. During the fourth quarter the Company experienced an 18 basis point reduction in quarter to date margin from 3.53% at September 30, 2002 to 3.35% at December 31, 2002. Pressure on the margin has come from the Company’s asset sensitive balance sheet and the acceleration of prepayments on the Company’s investment portfolio consisting mainly of mortgage-backed securities.

“While our fourth quarter results were not as strong as we had anticipated, we are not disappointed with a 10% increase in earnings per share over the previous year, especially in this current economic environment. Even though 2002 was a very challenging year for Colonial, and for the banking industry as a whole, we remain committed to our focus on credit quality and building a solid franchise in growth markets. Indeed, our banking offices are located in four of the five fastest growing states as measured by population growth from July 2001 to July 2002*. Nevada, Florida, Texas and Georgia, grew 3.6%, 2.1%, 1.9% and 1.8%, respectively, as compared to the entire U.S. population growth of 1.1%. We are in the right places for growth and do not intend to lose our focus on credit quality in order to chase higher risk activities in the hope of making a short term earnings goals” said Mr. Lowder.

Colonial BancGroup currently operates 272 offices with $15.8 billion in assets in Alabama, Florida, Georgia, Nevada and Texas and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

More detailed information on Colonial BancGroup’s earnings is available on the company’s website at www.colonialbank.com or in the Current Report on Form 8-K filed today with the Securities and Exchange Commission.

*Source: Census Bureau

This release and the above referenced Current Report on Form 8-K of which this release forms a part contain “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) an inability of the company to realize elements of its strategic plans for 2003 and beyond; (ii) increases in competitive pressure in the banking industry; (iii) general economic conditions, either nationally or regionally, that are less favorable than expected; (iv) expected cost savings from recent acquisitions are not fully realized; (v) changes in the interest rate environment which may reduce margins; (vi) management’s assumptions regarding allowance for loan losses may not be borne out of subsequent events; and (vii) changes which may occur in the regulatory environment. When used in this Report, the words “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” and “anticipates” and similar expressions as they relate to BancGroup (including its subsidiaries) or its management are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. BancGroup does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (Unaudited)

Statement of Condition Summary (Dollars in millions, except per share amounts)	December 31, 2002	December 31, 2001	% Change December 31, ’01 to ’02
Total Assets	$15,822	$13,185	20%
Loans	11,692	10,368	13%
Total earning assets	14,716	12,301	20%
Deposits	9,320	8,323	12%
Shareholders’ equity	1,071	865	24%
Book value per share	$8.66	$7.50	15%

Earnings Summary (In thousands, except per share amounts)	Twelve Months Ended		% Change December 31, ’01 to ’02	Three Months Ended		% Change December 31, ’01 to ’02
	December 31, 2002	December 31, 2001		December 31, 2002	December 31, 2001
Net interest income (taxable equivalent)	$464,076	$424,678	9%	$120,227	$110,039	9%
Provision for loan losses	35,980	39,573	-9%	11,203	14,730	-24%
Noninterest income	102,332	93,709	9%	29,978	29,909	0%
Noninterest expense	312,779	284,168	10%	85,510	74,644	15%
Income from continuing operations	$140,871	$122,716	15%	$34,802	$31,920	9%

Net income	$140,025	$122,103	15%	$34,661	$31,920	9%

EARNINGS PER SHARE:
Income from continuing operations
Basic	$1.18	$1.07	10%	$0.28	$0.28	0%
Diluted	$1.17	$1.06	10%	$0.28	$0.28	0%
Net Income
Basic	$1.17	$1.06	10%	$0.28	$0.28	0%
Diluted	$1.16	$1.06	9%	$0.28	$0.28	0%
Average shares outstanding	119,583	114,811		123,683	115,173
Average diluted shares outstanding	120,648	115,881		124,371	116,235

Nonperforming Assets	December 31, 2002	December 31, 2001
Total non-performing assets ratio	0.78%	0.64%
Allowance as a percent of nonperforming loans	191%	239%
Net charge-offs ratio (annualized):
Quarter to date	0.44%	0.34%
Year to date	0.29%	0.28%

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED STATEMENT OF INCOME (unaudited)

						Twelve Months Ended
Earnings Summary (Dollars in thousands, except per share amounts)	4th Qtr. 2002	3rd Qtr. 2002	2nd Qtr. 2002	1st Qtr. 2002	4th Qtr. 2001	December 31, 2002	December 31, 2001

Net Interest Income	$119,540	$115,879	$116,095	$109,656	$109,340	$461,170	$421,929
Provision for Loan Loss	11,203	6,803	8,496	9,478	14,730	35,980	39,573

Noninterest Income:
Service charges on deposit accounts	11,883	11,404	11,051	10,603	11,142	44,941	42,032
Financial Planning Services	2,717	3,182	2,434	2,660	2,171	10,993	8,670
Electronic Banking	2,075	2,184	2,125	1,873	2,057	8,257	6,918
Mortgage Origination	5,119	3,858	2,872	2,155	2,873	14,004	8,287
Securities gains (losses), net	4,062	976	664	(1)	6,756	5,701	8,701
Other income	4,122	4,392	4,285	5,637	4,910	18,436	19,101

Total noninterest income	29,978	25,996	23,431	22,927	29,909	102,332	93,709

Noninterest Expense:
Salaries and employee benefits	44,190	42,591	40,142	37,312	37,413	164,235	151,427
Occupancy and equipment expenses	19,178	17,921	16,893	16,472	16,832	70,464	64,707
Amortization of intangibles	1,046	892	713	162	861	2,813	6,251
Merger related expenses	476	321	13	64	2,710	874	3,049
Other expense	20,620	18,636	18,640	16,497	16,828	74,393	58,734

Total noninterest expense	85,510	80,361	76,401	70,507	74,644	312,779	284,168

Income from continuing operations before tax	52,805	54,711	54,629	52,598	49,875	214,743	191,897
Income tax	18,003	18,876	18,573	18,420	17,955	73,872	69,181

Income from continuing operations	34,802	35,835	36,056	34,178	31,920	140,871	122,716
Discontinued operations, net of tax	(141)	(705)	—	—	—	(846)	(613)

Net Income	$34,661	$35,130	36,056	$34,178	$31,920	140,025	122,103

Exclude discontinued operations, net of tax	141	705	—	—	—	846	613
Merger related costs (net of tax):
Loan loss provisions	—	—	—	—	640	—	640
Personnel costs	1	17	—	35	257	53	421
Other	316	189	8	6	1,733	519	1,951

Total	317	206	8	41	2,630	572	3,012

OPERATING EARNINGS	$35,119	$36,041	$36,064	$34,219	$34,550	141,443	125,728

Earnings per share—Diluted
Income from continuing operations	$0.28	$0.30	$0.30	$0.29	$0.28	$1.17	$1.06
Operating earnings	$0.28	$0.30	$0.30	$0.29	$0.30	$1.17	$1.09
Cash basis operating earnings	$0.29	$0.31	$0.30	$0.29	$0.30	$1.19	$1.14

Selected ratios from operating earnings
Return on average assets	0.86%	1.01%	1.08%	1.09%	1.05%	1.02%	1.00%
Return on average equity	12.50%	14.23%	14.78%	15.85%	15.80%	14.54%	15.22%
Efficiency ratio	58.26%	56.62%	54.55%	52.78%	53.71%	55.64%	55.03%
Noninterest income* (excl sec gains)/ avg assets	0.69%	0.72%	0.70%	0.73%	0.71%	0.71%	0.68%
Noninterest expense*/ avg assets	2.23%	2.28%	2.31%	2.22%	2.20%	2.26%	2.23%
Net interest margin	3.35%	3.53%	3.77%	3.72%	3.57%	3.58%	3.57%
Equity to assets	6.77%	6.98%	7.03%	7.21%	6.56%
Tier one leverage	6.50%	6.93%	7.10%	7.46%	6.24%

Selected ratios from cash basis operating earnings
Return on average tangible assets	0.90%	1.05%	1.12%	1.11%	1.07%	1.06%	1.05%
Return on average equity	12.81%	14.55%	15.03%	15.92%	16.16%	14.78%	15.92%
Return on average tangible equity	17.01%	18.49%	18.74%	18.33%	18.36%	18.48%	17.98%

*  Annualized

Note:
Net income includes pretax costs associated with mergers and acquisitions totaling $4,110,000 in the 4th quarter of 2001. In the 4th quarter 2001 these costs are composed of additional loan provision to align Manufacturer's loan provisions with Colonial standards, personnel costs to complete the mergers and other merger related expenses, consisting of severance pay, contract buyouts, brokerage commissions, legal, accounting, equipment write offs and other similar costs.

Note:	Discontinued operations are as a result of exit from the mortgage servicing business in December 2000.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

Statements Of Condition (Dollars in thousands)	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002	December 31, 2001
Assets:
Cash and due from banks	$381,549	$323,944	$291,261	$288,950	$373,024
Interest-bearing deposits in banks and federal funds sold	37,872	126,940	20,571	25,312	15,084
Securities available for sale	2,618,129	2,547,853	2,317,982	1,977,148	1,852,439
Investment securities	20,006	24,248	24,917	27,519	30,055
Mortgage loans held for sale	347,101	154,752	31,079	23,653	35,453
Loans	11,692,430	11,196,422	10,369,823	10,236,272	10,367,665
Less: Allowance for loan losses	(135,265)	(136,360)	(132,326)	(128,782)	(122,200)

Loans, net	11,557,165	11,060,062	10,237,497	10,107,490	10,245,465
Premises and equipment, net	231,574	224,986	232,623	226,870	198,983
Intangible assets, net	257,148	259,841	190,396	190,912	113,898
Other real estate owned	20,602	20,712	21,767	21,408	15,553
Accrued interest and other assets	351,209	345,387	304,741	295,032	305,149

Total Assets	$15,822,355	$15,088,725	$13,672,834	$13,184,294	$13,185,103

Liabilities and Shareholders’ Equity:
Deposits	$9,319,735	$9,155,951	$8,653,567	$8,598,167	$8,322,979
Short-term borrowings	3,355,678	2,748,976	2,105,037	1,644,251	2,128,133
Subordinated debt	283,317	286,356	270,361	264,924	265,550
Trust preferred securities	197,878	194,946	183,039	176,866	70,000
FHLB long-term debt	1,517,339	1,562,405	1,390,413	1,396,521	1,361,938
Other long-term debt	—	0	28,100	58,147	88,652
Other liabilities	76,972	86,834	81,320	94,432	83,077

Total liabilities	14,750,919	14,035,468	12,711,837	12,233,308	12,320,329
Total shareholders’ equity	1,071,436	1,053,257	960,997	950,986	864,774

Total	$15,822,355	$15,088,725	$13,672,834	$13,184,294	$13,185,103

Common Shares Issued	123,700,015	123,649,591	120,196,874	120,105,813	115,244,185
Common Shares Outstanding	123,700,015	123,649,591	118,196,874	120,105,813	115,244,185
Treasury Shares Outstanding	—	—	2,000,000	—	—

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

	Three Months Ended
AVERAGE VOLUME AND RATES (unaudited) (Dollars in thousands)	December 31, 2002			September 30, 2002			December 31, 2001
	Average Volume	Interest	Rate	Average Volume	Interest	Rate	Average Volume	Interest	Rate
Assets
Loans, net of unearned income	$9,715,787	$154,772	6.33%	$9,488,834	$155,984	6.53%	$9,203,012	$165,708	7.15%
Mortgage warehouse lending	1,590,583	15,351	3.78%	1,076,290	11,432	4.16%	1,008,271	12,726	5.01%
Mortgage loans held for sale	272,633	3,201	4.70%	42,623	625	5.87%	34,016	506	5.95%
Investment securities and securities available for sale and other interest-earning assets	2,668,062	27,533	4.13%	2,521,772	31,057	4.93%	2,033,762	29,757	5.85%

Total interest-earning assets(1)	14,247,065	$200,857	5.60%	13,129,519	$199,098	6.02%	12,279,061	$208,697	6.76%

Nonearning assets	1,010,113			884,225			742,806

Total assets	$15,257,178			$14,013,744			$13,021,867

Liabilities and Shareholders’ Equity:
Interest-bearing non-time deposits	$3,142,215	$7,983	1.01%	$2,954,052	$9,510	1.28%	$2,585,940	$9,561	1.47%
Time deposits	4,427,504	36,191	3.24%	4,413,896	37,643	3.38%	4,454,799	53,762	4.79%
Short-term borrowings	2,796,399	11,314	1.61%	2,131,628	10,318	1.92%	1,927,815	10,543	2.17%
Long-term debt	2,129,454	25,142	4.68%	2,005,537	25,017	4.95%	1,740,740	24,792	5.65%

Total interest-bearing liabilities	12,495,572	$80,630	2.56%	11,505,113	$82,488	2.84%	10,709,294	$98,658	3.66%

Noninterest-bearing demand deposits	1,641,688			1,442,664			1,353,198
Other liabilities	68,367			74,249			94,300

Total liabilities	14,205,627			13,022,026			12,156,792
Shareholders’ equity	1,051,551			991,718			865,075

Total liabilities and shareholders’ equity	$15,257,178			$14,013,744			$13,021,867

Rate differential			3.04%			3.18%			3.10%
Net yield on interest-earning assets		$120,227	3.35%		$116,610	3.53%		$110,039	3.57%

(1)
Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is : actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

	Twelve Months Ended December 31,
AVERAGE VOLUME AND RATES (unaudited) (Dollars in thousands)	2002			2001
	Average Volume	Interest	Rate	Average Volume	Interest	Rate
Assets
Loans, net of unearned income	$9,427,620	$621,089	6.59%	$9,303,798	$746,272	8.02%
Mortgage warehouse lending	1,093,151	45,299	4.14%	815,387	46,858	5.75%
Mortgage loans held for sale	89,566	4,503	5.03%	22,941	1,439	6.27%
Investment securities and securities available for sale and other interest-earning assets	2,325,052	115,448	4.97%	1,739,058	110,808	6.37%

Total interest-earning assets(1)	12,935,389	$786,339	6.07%	11,881,184	$905,377	7.62%
Nonearning assets	878,068			711,116

Total assets	$13,813,457			$12,592,300

Liabilities and Shareholders’ Equity:
Interest bearing non-time deposits	$2,921,575	$35,585	1.22%	$2,494,509	$58,474	2.34%
Time deposits	4,308,276	149,937	3.48%	4,700,236	265,025	5.64%
Short-term borrowings	2,103,496	37,430	1.78%	1,695,628	66,471	3.92%
Long-term debt	1,970,686	99,311	5.04%	1,538,027	90,729	5.90%

Total interest-bearing liabilities	11,304,033	$322,263	2.85%	10,428,400	$480,699	4.61%
Noninterest-bearing demand deposits	1,458,178			1,238,235
Other liabilities	78,593			99,584

Total liabilities	12,840,804			11,766,219
Shareholders’ equity	972,653			826,081
Total liabilities and shareholders’ equity	$13,813,457			$12,592,300

Rate differential			3.22%			3.01%
Net yield on interest-earning assets		$464,076	3.58%		$424,678	3.57%

(1)
Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS AND LOAN LOSS RESERVE ANALYSIS (unaudited)

NONPERFORMING ASSETS (Dollars in thousands)	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002	December 31, 2001
Nonaccrual loans	$70,282	$56,336	$39,452	$44,646	$49,675
Restructured loans	417	1,191	1,206	1,233	1,507
Total nonperforming loans	70,699	57,527	40,658	45,879	51,182
Other real estate owned	20,602	20,712	21,767	21,408	15,553
Total nonperforming assets	$91,301	$78,239	$62,425	$67,287	$66,735
Aggregate loans contractually past due 90 days for which interest is being accrued	$21,693	$25,696	$15,583	$19,033	$28,249
Net charge-offs:
Quarter to date	$12,300	$7,167	$4,952	$6,333	$8,604
Year to date	$30,752	$18,452	$11,285	$6,333	$28,724
RATIOS
Period end:
Total nonperforming assets as a percent of net loans and other real estate	0.78%	0.70%	0.60%	0.66%	0.64%
Allowance as a percent of nonperforming assets	148%	174%	212%	191%	183%
Allowance as a percent of nonperforming loans	191%	237%	325%	281%	239%
Net charge-offs as a percent of average net loans (annualized):
Quarter to date	0.44%	0.27%	0.19%	0.25%	0.34%
Year to date	0.29%	0.24%	0.22%	0.25%	0.28%

	December 31, 2002		September 30, 2002		December 31, 2001
ALLOWANCE FOR LOAN LOSSES % BY CATEGORY (Dollars in thousands)	Loans	Percent reserve	Loans	Percent reserve	Loans	Percent reserve
Single Family Real Estate:
Short Term lines of credit secured by RE loans held for sale	$1,670,226	0.25%	$1,455,329	0.25%	$1,286,532	0.25%
1-4 Family real estate portfolio—held to maturity	1,945,299	0.50%	1,993,164	0.50%	1,956,143	0.50%
Other	8,076,905	1.50%	7,747,929	1.58%	7,124,990	1.53%

Total loans	$11,692,430	1.16%	$11,196,422	1.22%	$10,367,665	1.18%

8-K Supplemental

Net Interest Income

Net Interest Income in the fourth quarter 2002 grew $3.7 million or 13% annualized versus the third quarter 2002 and $10 million or 9% versus the fourth quarter 2001. This growth in net interest income was due to a significant increase in average earnings assets as detailed below:

	4th quarter 2002 vs. 3rd quarter 2002 ($ in millions)	4th quarter 2002 vs. 4th quarter 2001 ($ in millions)
Net increase in investments	146	634
Mortgage warehouse loans	514	582
Mortgage loans held for sale	230	239
Residential loans	(30)	(177)
Regional loans	258	690

Total Earnings Assets	$1,118	$1,968
	34% annualized increase	16% increase

The growth in average earning assets was offset by a decline in the net interest margin to 3.35%; a of drop of 18 basis points (bps) versus the third quarter and 22 bps versus a year ago. Several factors contributed to this decline. The significant increase in mortgage warehouse loans and in mortgages held for sale was fueled by the record low mortgage rates that have been available over most of the second half of 2002. While low mortgage rates increased volumes in these categories, they also accelerated the prepayments in the mortgage-backed investment portfolio and increased the premium amortization recognition for these investments. This factor and the replacement of these investments with lower yielding securities resulted in a reduction in the portfolio yield of 80 bps in the current quarter compared to third quarter 2002. Additionally, the Federal Reserve’s decision to reduce Federal Funds rates by 50 bps on November 6, 2002 reduced the margin given our asset sensitive balance sheet. The yield on average earnings assets, excluding the investment portfolio, declined 35 bps versus the previous quarter while the average rate on interest bearing liabilities only fell 28 bps. Assuming a flat rate scenario there will be additional reductions in the average rates on Certificates of Deposit (CDs) liabilities as the CD portfolio at December 31, 2002 had an average life of 11.7 months and an average yield of 3.20%. New CD’s were added in December at an average rate of 1.57%.

We expect the net interest margin to improve slightly over the next six months to the 3.40-3.50% range assuming interest rates remain stable at current levels. The balance sheet is well positioned for rising rates as indicated in the following schedule of rate sensitive assets and liabilities as of December 31, 2002. Conversely a further reduction in interest rate would have a negative impact on the net interest margin.

($ in thousands):	1 month and less	2 months to 1 year	1 year+
Rate Sensitive Assets	$8,321,340	$2,319,503	$3,971,417

Rate Sensitive Liabilities
Estimated	2,200	1,614,509	1,599,412
Contractual	3,752,371	3,191,489	2,798,950

Total	$3,754,571	$4,805,998	$4,398,362

Current Rate/Yields:
Rate Sensitive Assets	4.81	6.01	5.92
Rate Sensitive Liabilities
Estimated	1.10	1.07	.73
Contractual	1.41	3.11	4.55

Total	1.41	2.43	3.16

Loans

Loan growth for the fourth quarter consisted of the following:

(in millions)	Period End Balance 9/30/02	Net Internal Change	Period End Balance 12/31/02
Mortgage Warehouse loans	$1,455	$308	$1,763
Single-family real estate	1,993	(48)	1,945
Regional bank loans	7,748	236	7,984

Total	$11,196	$496	$11,692

Annualized internal loan growth in the fourth quarter was 18%. The majority of this growth came from mortgage warehouse lending although regional bank loans also grew at a healthy annualized rate of 12% for the quarter.

Asset Quality

Approximately 46% of the charge-offs during the fourth quarter were comprised of two credits; one was domestic in the amount of $2.6 million and the other was an international credit in Argentina in the amount of $3.0 million. The Company’s exposure in Argentina has been reduced to $11.6 million of which 82% is current and on repayment terms.

Discontinued Operations

In July 2000 BancGroup announced definitive plans to exit the mortgage servicing business and discontinue operations of mortgage servicing as a separate business unit. As of December 31, 2000 all loan servicing transfers were completed and the mortgage servicing rights removed from the Company’s balance sheet. Due to the volume of loans transferred and the costs and complexity in providing certain documentation, the Company revised its estimate of the cost to complete disposition of this business resulting in $141,000, net of tax expense, in the fourth quarter of 2002. Currently, substantially all receivables associated with these sales have been collected and provision has been made for the Company’s best estimate of any costs associated with documentation deficiencies and related indemnifications.

Future Earnings Outlook

The outlook for the economy still remains uncertain. Given that the Federal Reserve changed their bias to neutral after the November rate cut, few economists expect any additional rate cuts in this business cycle, particularly in the face of potential fiscal stimulus, along with the monetary stimulus already present from the historically low level of rates. However, the uncertainty over whether the country will go to war, along with the lack of business investment and slow employment growth represent factors that are negatively affecting economic growth.

Management believes that Colonial’s rate sensitivity is well positioned for the time when rates increase, as is likely to occur when the economy eventually improves. As interest rates increase, mortgage warehouse volumes will decline; however, this should be offset by renewed regional loan growth.

An assumption of flat interest rates for 2003 would be expected to result in low single-digit loan growth and high single-digit core deposit growth. Noninterest income should continue to have strong growth as new services are added and emphasized across our growing franchise. Likewise, we plan to continue to grow our franchise, and thus, expenses related to that growth will likely increase. Our current expense targets to accommodate that growth reflect a low to mid single-digit increase over the fourth quarter run rate.

The magnitude of the uncertainties regarding the economy, interest rates and global conditions will certainly have a bearing on income for 2003. Our current expectations are that the above factors should result in 2003 earnings between $1.20 and $1.28 per share. However, changing economic conditions and interest rates may positively affect earnings and will almost certainly affect the Company’s expectations concerning the individual components of income.